Exhibit 10.22

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the January 6, 2014 by and between VERMILLION, INC. (the “Company”), and William Creech (“Consultant”).  The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on terms set forth more fully below.  In consideration of the mutual promises contained herein, the parties hereto (the “Parties”) agree as follows:

1. SERVICES AND CONSIDERATION

(a) Consultant shall perform the consulting services relating to transition of sales and marketing responsibilities and other projects agreed upon by Consultant and Management, as described in Exhibit A (the “Services”).

(b) The Company shall pay Consultant the compensation set forth in Exhibit A for the performance of the Services.  The Company shall also reimburse Consultant for approved reimbursable travel expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided Consultant receives written consent from an authorized agent of the Company prior to incurring any such expenses exceeding $50. Consultant (i) shall book any air travel authorized by the Company in economy or coach class and (ii) shall book all such air travel and related accommodations through the Company’s authorized travel services provider.

(c) Consultant shall submit all statements for Services and expenses on a semi-monthly basis in a form approved by the Company.  The Company shall pay each such statement fifteen (15) days after receipt.

2. CONFIDENTIALITY

(a) Definition.  “Confidential Information” means any information, technical data, trade secrets or know‑how that the Company considers to be confidential or proprietary including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, compensation packages, budgets or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or through Consultant’s allowed observation of parts or equipment, or through creation by Consultant in the course of providing the Services during the term of this Agreement.  Consultant also understands that Confidential Information includes, but is not limited to, information pertaining to any aspects of the Company’s business that is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.  Further, Confidential Information, as defined herein, may include, but is not limited to, and information disclosed to the Company by third parties. Confidential Information does not include information that Consultant can establish: (i) was publicly known and made generally available in the public domain prior to the time of disclosure to Consultant by the Company; (ii) becomes publicly known and made generally available after disclosure to Consultant by the Company through no wrongful action or inaction of Consultant; (iii) is in the possession of Consultant, without confidentiality restrictions, at the time of disclosure to Consultant by the Company as shown by

Consultant’s files and records immediately prior to the time of disclosure; or (iv) has been approved for release by the Company’s prior written authorization.

(b) Non-Use and Non-Disclosure.  Consultant will not, during or subsequent to the term of this Agreement, use the Company's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company.  Consultant will not, during or subsequent to the term of this Agreement, disclose the Company's Confidential Information to any third party.  Consultant shall not reverse engineer, disassemble or decompile any prototypes, software or other tangible objects, that embody the Company’s Confidential Information.  Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions no less favorable to the Company and protective of Confidential Information than those contained in this Agreement.  Consultant shall not make any copies of Confidential Information unless Consultant has received prior written approval for such action from the Company; and in such event, Consultant shall reproduce on any such approved copies, any of Company’s proprietary rights and confidentiality notices in the same manner in which such notices were set forth in or on the original.  Consultant shall immediately notify the Company in the event of any unauthorized use or disclosure of Confidential Information.

(c)   Former or Concurrent Employer's Confidential Information.  Consultant agrees that Consultant will not, during the term of this Agreement, improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any third party.  Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any third party.  Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party's rights resulting in whole or in part from the Company's use of the work product of Consultant under this Agreement.

(d)   Third Party Confidential Information.  Consultant recognizes that the Company has received and in the future will receive confidential or proprietary information of third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, corporation or other entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company's agreement with such third party.

(e)    Return of Materials.  All documents and other tangible objects containing or representing Confidential Information and all copies thereof that are in the possession of Consultant shall be and remain the property of the Company, and Consultant shall promptly return such Confidential Information and all copies thereof to the Company upon termination of this Agreement or upon the Company’s earlier request.

3. OWNERSHIP

(a)   Assignment.  Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, “Inventions”) conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or that Consultant may become associated with in work, investigation or experimentation in the line of business of the Company in performing the Services hereunder, are the sole property of the Company.  In addition, any Inventions made by Consultant that constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act.  Consultant hereby assigns fully (and agrees to further assign or cause to be assigned, as necessary to effect such full assignment) to the Company all Inventions and any copyrights, patents, or other intellectual property rights relating thereto.

(b)   Further Assurances.  Consultant agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, or other intellectual property rights relating thereto in any and all countries, including in the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto.  Consultant further agrees that Consultant's obligation to execute or cause to be executed any such instrument or papers, when it is in Consultant's power to do so, shall continue after the termination of this Agreement.

(c)   Pre-Existing Materials.  Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest (i) Consultant shall inform the Company, in writing, before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide transferable license (with the right to sublicense) to make, have made, modify, use, sell and/or import such item as part of or in connection with such Invention.  In addition, Consultant agrees that Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designees, all Consultant’s right, title, and interest in and to any Inventions created within three years after the termination of this Agreement that are based upon or derived from Confidential Information, and Consultant agrees that such Inventions are and shall be the sole and exclusive property of the Company.  Nothing in the preceding sentence shall be construed to limit Consultant’s obligations under Section 2 (“Confidentiality”) of this Agreement.  Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company's prior written permission.

(d)   Attorney in Fact.  Consultant agrees that if the Company is unable, because of Consultant's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant's signature to apply for or to pursue any application for any United States or foreign jurisdiction’s patents or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, and copyright registrations with the same legal force and effect as if executed by Consultant.

4. NON-COMPETE AND NON-SOLICITATION

**Not applicable to this consulting agreement**

5. CONFLICTING OBLIGATIONS

Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement.

6. TERM AND TERMINATION

(a)   Term.  This Agreement will commence on January 6, 2014 and will continue in full force and effect for an initial term of 30 days. This Agreement may renewed by the Parties, by mutual written agreement, for three (3) additional successive terms of one (1) month each.

(b)   Termination.  Either Party may terminate this Agreement for any reason or no reason upon giving thirty (30) days prior written notice thereof to the other Party. Any such notice shall be addressed to the other Party at the address shown below and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.  Either Party may terminate immediately and without prior notice if the other Party is in breach of any material provision of this Agreement, but such termination shall not preclude any other legal or equitable remedy available to the terminating Party.

(c) Survival. Upon such termination of this Agreement, all rights and duties of the Parties toward each other shall cease except that:

(i) the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, any amounts owing to Consultant for expenses, if any, in accordance with the provisions of Section 1 (“Services and Consideration”) hereof; and

(ii) Sections 2 (“Confidentiality”), 3 (“Ownership”), 4 (“Non-Compete and Non-Solicitation”) and 7 (“Independent Contractors”), Section 9 (“Arbitration and Equitable Relief”) and such other provisions that by their terms extend shall survive termination of this Agreement.

7. ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company.

8. INDEPENDENT CONTRACTOR

The express intention of the Parties is that Consultant is an independent contractor to the Company hereunder.  Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor.  Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement, and shall incur all expenses associated with performance without reimbursement from the Company, except as expressly provided herein.  Consultant acknowledges and agrees that Consultant is obligated to report as income to all applicable taxing authorities all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.  Consultant further agrees to indemnify and hold harmless the Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney's fees and other legal expenses, arising directly or indirectly from (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant's assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, or (iii) any breach by the Consultant or Consultant's assistants, employees or agents of any of the covenants contained in this Agreement.

9. BENEFITS

Consultant acknowledges and agrees and the Parties’ intent hereunder is that Consultant receive no Company-sponsored benefits from the Company either as a Consultant or an employee.  Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401(k) participation.  If Consultant is reclassified by a state or federal agency or court as an employee, the Company may elect to have Consultant become a reclassified employee, receiving no benefits except those mandated by state or federal law, even if by the terms of the Company's standard benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

10. ARBITRATION AND EQUITABLE RELIEF

(a)   Disputes.  Except as provided in Section 10(d) below, the Company and Consultant agree that any dispute or controversy arising out of, relating to or in connection with the interpretation, validity, construction, performance, breach or termination of this Agreement shall be settled by binding arbitration to be held in Austin, Texas in accordance with the Commercial Arbitration Rules, supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction.

(b)   Consent to Personal Jurisdiction.  The arbitrator(s) shall apply Texas law to the merits of any dispute or claim, without reference to conflicts of law rules.  Consultant hereby consents to the personal jurisdiction of the state and federal courts located in Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the Parties are participants.

(c)   Equitable Relief.  The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgment of the powers of the arbitrator.  Consultant further agrees, for the purposes of this Section 10(c) and Section 10(a) of this Agreement, that any breach of the covenants set forth in Sections 2 (“Confidentiality”), 3 (“Ownership”) and 4 (“Non-Compete and Non-Solicitation”) of this Agreement would cause the Company irreparable injury for which it would not have an adequate remedy at law.  Accordingly, Consultant agrees that if Consultant breaches Sections 2 (“Confidentiality”), 3 (“Ownership”), or 4 (“Non-Compete and Non-Solicitation”) of this Agreement, the Company will be entitled, in addition to any other right or remedy available, to temporary or preliminary equitable relief (including, but not limited to, a temporary restraining order or a preliminary injunction) from a court of competent jurisdiction restraining such breach or threatened breach and final and permanent equitable relief (including, but not limited to, the granting of a permanent injunction and the ordering of specific performance) from the arbitrator restraining such breach or threatened breach.

(d)   Acknowledgment.  CONSULTANT HAS READ AND UNDERSTANDS SECTION 10 (“ARBITRATION AND EQUITABLE RELIEF”), WHICH DISCUSSES ARBITRATION.  CONSULTANT UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, CONSULTANT AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT

AS PROVIDED IN SECTION 10 (c), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CONSULTANT'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

11. GOVERNING LAW

This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the state of Texas.

12. ENTIRE AGREEMENT

This Agreement is the entire agreement of the Parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof.  No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the Parties hereto.

13. ATTORNEY'S FEES

In any court action at law or equity that is brought by one of the Parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, in addition to any other relief to which that party may be entitled.

14. SEVERABILITY

If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

15. TITLES AND SUBTITLES

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Austin, TX 78738
VERMILLION, INC. 12117 Bee Cave Road Building 3, Suite 100 Austin, TX 78738
By: /s/ Eric J. Schoen	By: /s/ William B. Creech
Name: Eric J. Schoen	Name: William B. Creech
Title: VP Finance and Chief Accounting Officer
Date: January 3, 2014	Date: January 3, 2014

Exhibit A

1.	Description of Services:

Transition of sales and marketing duties and relationships as directed by Marian Sacco.

2.	Compensation
-	The Company will pay Consulting at the rate of $135 per hour/day/month for the Services, not to exceed $1,080 per day.
-	The Company will reimburse Consultant for all approved reimbursable travel expenses as provided in Section 1(b).